ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULES

The Stockholders and Board of Directors of
  PETROLEUM HEAT AND POWER CO., INC.:

     The audit referred to in our report dated February 26, 1993 relating to the consolidated financial statements of Petroleum Heat and Power Co., Inc. included the related financial statement schedules as of December 31, 1991 and 1992 and for each of the years in the three-year period ended December 31, 1992, incorporated by reference in the Registration Statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     We consent to the use of our reports relating to the consolidated financial statements and financial statement schedules of Petroleum Heat and Power Co., Inc. and to the consolidated financial statements of Star Gas Corporation included and incorporated by reference herein and to the reference to our firm under the headings "Selected Financial and Other Data" and "Experts" in the Prospectus.

                                                        KPMG PEAT MARWICK

New York, New York

January 26, 1994